Exhibit 99.1
ClearPoint Neuro Reports First Quarter 2024 Results
First Quarter Revenue Growth +41%; Record Revenue Achieved
SOLANA BEACH, CA, May 7, 2024 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine, today announced financial results for its first quarter ended March 31, 2024.
First Quarter Highlights
•Reported quarterly revenue of $7.6 million, a 41% year-over-year increase;
•Increased biologics and drug delivery revenue to $4.3 million, a 61% year-over-year increase;
•Partner PTC Therapeutics submitted first-ever neuro gene therapy BLA to the FDA;
•Received 510(k) clearance for SmartFrame OR™ Stereotactic System to support expansion into the Operating Room and performed first clinical cases;
•Activated eight new hospital customers in the first quarter, a new Company record for a quarter and bringing our total number of global centers to over 80 sites;
•Operational cash burn reduced to $3.8 million, a 32% year-over-year decrease;
•Completed a public offering of common stock, resulting in net proceeds of approximately $16.2 million;
•Cash and cash equivalents totaled $35.4 million as of March 31, 2024.
“Our ClearPoint Neuro team enjoyed the best operating performance in our Company’s history, with contributions coming from all four of our growth pillars,” commented Joe Burnett, President and CEO at ClearPoint Neuro. “Overall, the company achieved record revenue of $7.6 million or 41% growth, led by 61% growth in biologics and drug delivery revenue, and 255% growth in capital sales and service, which were also both new records. We were thrilled to see not only over 60% growth in the core biologics business, but to see many of our partners progress from a regulatory standpoint including the first neuro gene therapy BLA ever submitted to the FDA, and first patient enrolled in multiple partner IDE trials since the start of the year.”
“Our device business activated eight new sites in the quarter,” continued Burnett, “which was our fastest activation period ever. For perspective, historically our Company would activate about eight new customers in a calendar year, and here we activated eight in the first quarter alone, with a very healthy funnel of additional activations expected this year. These new sites are going through training and are expected to support our case volume and disposable revenue growth starting in the second quarter, both using our legacy MRI guided navigation system as well as our new FDA cleared Operating Room Navigation system, the SmartFrame OR, for which we initiated a limited market release in Q1 and successfully performed our initial clinical cases. We have also placed multiple new Prism laser therapy systems and so far this year released a new software version to improve workflow and performance. We also achieved FDA clearance of a key ancillary bone anchor which will facilitate laser applicators being placed not only with ClearPoint navigation, but with other common operating room navigation and robotic systems. ClearPoint Neuro’s first quarter accomplishments were achieved while keeping our operating expenses relatively flat year over year and reducing our operational cash burn by more than 30%. Our successful capital raise of $16.2 million in net proceeds not only brought new institutional investors into our Company, but also solidified our balance sheet with $35.4 million in cash and cash equivalents at the end of the quarter. The team is excited to have started 2024 off strong with many more important milestones expected this year.”
Business Outlook
The Company reaffirms its full year 2024 revenue outlook of between $28.0 and $32.0 million.
Financial Results – Quarter Ended March 31, 2024
Total revenue was $7.6 million for the three months ended March 31, 2024, and $5.4 million for the three months ended March 31, 2023, which represents an increase of $2.2 million, or 41%.
Biologics and drug delivery revenue, which includes sales of disposable products and services related to customer-sponsored pre-clinical and clinical trials utilizing our products, increased 61% to $4.3 million for the three months ended March 31, 2024, from $2.7 million for the same period in 2023.
Functional neurosurgery navigation and therapy revenue, decreased 18% to $1.9 million for the three months ended March 31, 2024, from $2.4 million for the same period in 2023. The decrease is driven primarily by lower service revenue of $0.5 million as a result of pausing a co-development program with one of our Brain Computer Interface partners.
Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software, and of related services, increased 255% to $1.4 million for the three months ended March 31, 2024, from $0.4 million for the same period in 2023 due to a large increase in the placements of ClearPoint navigation capital and software and Prism laser units.
Gross margin for the three months ended March 31, 2024, was 59%, in line with gross margin of 59% for the three months ended March 31, 2023.
Operating expenses for the first quarter of 2024 were $8.8 million, compared to $8.9 million for the first quarter of 2023. The decrease was mainly driven by lower product development costs and bad debt expense, partially offset by higher sales and marketing personnel expense.
At March 31, 2024, the Company had cash and cash equivalents totaling $35.4 million as compared to $23.1 million at December 31, 2023, with the increase resulting from the net proceeds from the public offering of common stock of $16.2 million, partially offset by the use of cash in operating activities of $3.8 million.
Teleconference Information
Investors and analysts are invited to listen to a live broadcast review of the Company's 2024 first quarter on Tuesday, May 7, 2024 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) which may be accessed online here: https://event.choruscall.com/mediaframe/webcast.html?webcastid=8hsthhLn. Investors and analysts who would like to participate in the conference call via telephone may do so at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.
For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until June 7, 2024, by calling (877) 660-6853 or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company's Investor website at https://ir.clearpointneuro.com/.
About ClearPoint Neuro
ClearPoint Neuro is a device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine. The Company uniquely provides both established clinical products as well as pre-clinical development services for controlled drug and device delivery. The Company’s flagship product, the ClearPoint Neuro Navigation System, has FDA clearance and is CE-marked. ClearPoint Neuro is engaged with healthcare and research centers in North America, Europe, Asia, and South America. The Company is also partnered with the most innovative pharmaceutical/biotech companies, academic centers, and contract research organizations, providing solutions for direct CNS delivery of therapeutics in pre-clinical studies and clinical trials worldwide. To date, thousands of procedures have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.
Forward-Looking Statements
Statements in this press release and in the teleconference referenced above concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, the size of total addressable markets or the market opportunity for the Company’s products and services, the Company’s expectation for revenues, operating expenses, the adequacy of cash and cash equivalent balances to support operations and meet future obligations, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are based on management’s current expectations and are subject to the risks inherent in the business, which may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: global and political instability, supply chain disruptions, labor shortages, and macroeconomic and inflationary conditions; future revenue from sales of the Company’s products and services; the Company’s ability to market, commercialize and achieve broader market acceptance for new products and services offered by the Company; the ability of our biologics and drug delivery partners to achieve commercial success, including their use of the Company’s products and services in their delivery of therapies; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its research and development programs; the ability of the Company to manage the growth of its business; the Company’s ability to attract and retain its key employees; and risks inherent in the research, development, and regulatory approval of new products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024, which the Company intends to file with the Securities and Exchange Commission on or before May 15, 2024. The Company does not assume any obligation to update these forward-looking statements.
Contact:
Media Contact:
Jacqueline Keller, Vice President of Marketing
(888) 287-9109 ext. 4
info@clearpointneuro.com

Investor Relations:
Danilo D’Alessandro, Chief Financial Officer
(888) 287-9109 ext. 3
ir@clearpointneuro.com

CLEARPOINT NEURO, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except for share and per share data)

	For The Three Months Ended March 31,
	2024	2023
Revenue:
Product revenue	$3,635	$2,630
Service and other revenue	4,004	2,803
Total revenue	7,639	5,433
Cost of revenue	3,114	2,231
Gross profit	4,525	3,202
Research and development costs	2,625	3,023
Sales and marketing expenses	3,290	2,933
General and administrative expenses	2,841	2,958
Operating loss	(4,231)	(5,712)
Other expense:
Other expense, net	(26)	(11)
Interest income, net	111	114
Net loss	$(4,146)	$(5,609)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.16)	$(0.23)
Weighted average shares used in computing net loss per share:
Basic and diluted	25,452,096	24,583,163

CLEARPOINT NEURO, INC.
Consolidated Balance Sheets
(in thousands, except for share and per share data)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,353	$23,140
Accounts receivable, net	2,511	3,211
Inventory, net	7,960	7,911
Prepaid expenses and other current assets	1,746	1,910
Total current assets	47,570	36,172
Property and equipment, net	1,347	1,389
Operating lease, right-of-use assets	3,447	3,564
Software license inventory	237	386
Licensing rights	887	1,041
Other assets	149	109
Total assets	$53,637	$42,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$844	$393
Accrued compensation	1,634	2,947
Other accrued liabilities	986	1,053
Operating lease liabilities, current portion	497	424
Deferred product and service revenue, current portion	1,232	2,613
2020 senior secured convertible note payable, net	9,964	—
Total current liabilities	15,157	7,430
Operating lease liabilities, net of current portion	3,438	3,568
Deferred product and service revenue, net of current portion	458	541
2020 senior secured convertible note payable, net	—	9,949
Total liabilities	19,053	21,488
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value; 90,000,000 shares authorized at March 31, 2024 and December 31, 2023; 27,416,345 shares issued and outstanding at March 31, 2024; and 24,652,729 issued and outstanding at December 31, 2023	274	247
Additional paid-in capital	210,912	193,382
Accumulated deficit	(176,602)	(172,456)
Total stockholders’ equity	34,584	21,173
Total liabilities and stockholders’ equity	$53,637	$42,661

CLEARPOINT NEURO, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For The Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(4,146)	$(5,609)
Adjustments to reconcile net loss to net cash flows from operating activities:
Allowance for credit losses (recoveries)	(146)	171
Depreciation and amortization	243	129
Share-based compensation	1,504	1,307
Amortization of debt issuance costs and original issue discounts	15	14
Amortization of lease right-of-use, net of accretion in lease liabilities	231	142
Accretion of discounts on short-term investments	—	(69)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	846	(184)
Inventory, net	53	(578)
Prepaid expenses and other current assets	165	(42)
Other assets	(39)	—
Accounts payable and accrued expenses	(931)	(959)
Lease liabilities	(171)	(146)
Deferred revenue	(1,464)	144
Net cash flows from operating activities	(3,840)	(5,680)
Cash flows from investing activities:
Purchases of property and equipment	—	(138)
Net cash flows from investing activities	—	(138)
Cash flows from financing activities:
Proceeds from public offering of common stock, net of offering costs	16,183	—
Proceeds from stock option exercises	21	—
Payments for taxes related to net share settlement of equity awards	(151)	(5)
Net cash flows from financing activities	16,053	(5)
Net change in cash and cash equivalents	12,213	(5,823)
Cash and cash equivalents, beginning of period	23,140	27,615
Cash and cash equivalents, end of period	$35,353	$21,792

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$185	$179